UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                         Shermen WSC Acquisition Corp.
                               (NAME OF ISSUER)

                   Common Stock, par value $0.0001 per share
                         (TITLE OF CLASS OF SECURITIES)

                                   824197107
                                 (CUSIP NUMBER)

                                August 17, 2007
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [   ] Rule 13d-1(b)
                               [ X ] Rule 13d-1(c)
                               [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 824197107     13G


1.    NAME OF REPORTING PERSONS

            BTR Asset Management Limited

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)  [   ]
      (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Cayman Islands


NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:            5.    SOLE VOTING POWER:
                              None.

                        6.    SHARED VOTING POWER:
                              None.

                        7.    SOLE DISPOSITIVE POWER:
                              None.

                        8.    SHARED DISPOSITIVE POWER:
                              None.



   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None.



10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%



12.   TYPE OF REPORTING PERSON

            CO

CUSIP NO. 824197107     13G


1.    NAME OF REPORTING PERSONS

            Guidance Holdings Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)  [   ]
      (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Bahamas


NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:            5.    SOLE VOTING POWER:
                              None.

                        6.    SHARED VOTING POWER:
                              None.

                        7.    SOLE DISPOSITIVE POWER:
                              None.

                        8.    SHARED DISPOSITIVE POWER:
                              None.



   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None.



10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%



12.    TYPE OF REPORTING PERSON

            CO

CUSIP NO. 824197107     13G


1.    NAME OF REPORTING PERSONS

            The Guidance Trust.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)  [   ]
      (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Bahamas


NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:            5.    SOLE VOTING POWER:
                              None.

                        6.    SHARED VOTING POWER:
                              None.

                        7.    SOLE DISPOSITIVE POWER:
                              None.

                        8.    SHARED DISPOSITIVE POWER:
                              None.



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None.



10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%



12.    TYPE OF REPORTING PERSON

            OO

CUSIP NO. 824197107     13G


1.    NAME OF REPORTING PERSONS

            Boris Stein

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)  [   ]
      (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Bahamas


NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:            5.    SOLE VOTING POWER:
                              None.

                        6.    SHARED VOTING POWER:
                              None.

                        7.    SOLE DISPOSITIVE POWER:
                              None.

                        8.    SHARED DISPOSITIVE POWER:
                              None.



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None.



10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%



12.    TYPE OF REPORTING PERSON

            IN

CUSIP NO. 824197107     13G


1.    NAME OF REPORTING PERSONS

            Gilbert A. Ward

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)  [   ]
      (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Bahamas


NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:            5.    SOLE VOTING POWER:
                              None.

                        6.    SHARED VOTING POWER:
                              None.

                        7.    SOLE DISPOSITIVE POWER:
                              None.

                        8.    SHARED DISPOSITIVE POWER:
                              None.



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None.



10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%



12.    TYPE OF REPORTING PERSON

            IN

CUSIP NO. 824197107     13G


1.    NAME OF REPORTING PERSONS

            Aseneth Pinder

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)  [   ]
      (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Bahamas


NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:            5.    SOLE VOTING POWER:
                              None.

                        6.    SHARED VOTING POWER:
                              None.

                        7.    SOLE DISPOSITIVE POWER:
                              None.

                        8.    SHARED DISPOSITIVE POWER:
                              None.



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None.



10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%



12.    TYPE OF REPORTING PERSON

            IN

ITEM 1.

(A)   NAME OF ISSUER:   Shermen WSC Acquisition Corp.

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      c/o The Shermen Group
      1251 Avenue of the Americas, Suite 900
      New York, NY 10020

ITEM 2.

(A)   NAMES OF PERSONS FILING:  See Cover Pages, item 1.

(B)   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      BTR Asset Management Limited
      Queensgate House
      South Church Street
      P.O. Box 1234
      Grand Cayman KY1-1108
      Cayman Islands

      Guidance Holdings Inc.
      British Colonial Centre of Commerce
      One Bay Street, Suite 303, P.O. Box N-7115
      Nassau, Bahamas

      The Guidance Trust
      British Colonial Centre of Commerce
      One Bay Street, Suite 303, P.O. Box N-7115
      Nassau, Bahamas

      Boris Stein
      Gilbert A. Ward
      Aseneth Pinder
      c/o The Guidance Trust
      British Colonial Centre of Commerce
      One Bay Street, Suite 303, P.O. Box N-7115
      Nassau, Bahamas

(C)   CITIZENSHIP:  See Cover Pages, item 4.

(D)   TITLE  OF  CLASS OF SECURITIES:   Common Stock, $0.0001 per share ("Common
      Stock")

(E)   CUSIP NO.:   824197107

ITEM 3. STATEMENT FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C):

      Not applicable.

ITEM 4. OWNERSHIP

      See Cover Pages, items 5 through 11.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 28,750,000 shares of Common Stock outstanding as of November

      13, 2007, as such information was reported by the Issuer on a Form 10-Q filed on November 14, 2007.

      On August 17, 2007, BTR Global Growth Trading Limited sold 385,000 shares of Common Stock. On August 20, 2007, BTR Global Arbitrage Trading Limited sold 430,000 shares of Common Stock and BTR Global Opportunity Trading Limited sold 850,000 shares of Common Stock. BTR Asset Management Limited is the investment manager to each of the Funds (as defined below).
      Guidance Holdings Inc. owns all of the voting stock of BTR Asset Management Limited. The Guidance Trust owns all of the voting stock of Guidance Holdings Inc. Boris Stein, Gilbert A. Ward and Aseneth Pinder are the trustees of The Guidance Trust.

      As of the date of this filing, each Reporting Person may be deemed to be the beneficial owner of 0 shares of Common Stock. The Funds hold 3,330,000 warrants ("Warrants") in the aggregate. Each Warrant entitles the holder to purchase one share of the Issuer's Common Stock at a price of $5.00. Each Warrant will become exercisable on the later of the Issuer's completion of a business combination and May 24, 2008, and will expire on May 24, 2011, or earlier upon redemption. As of the date of this filing, to the Reporting Persons' knowledge, the Issuer has not announced the completion of a business combination.

      BTR Asset Management Limited, Guidance Holdings Inc., The Guidance Trust, Boris Stein, Gilbert A. Ward and Aseneth Pinder are collectively referred to as the "Reporting Persons" in this Schedule 13G. BTR Global Growth Trading Limited, BTR Global Arbitrage Trading Limited and BTR Global Opportunity Trading Limited are collectively referred to as the "Funds" in this Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [ X ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATIONS.

      By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were not acquired, and are not held, for the purpose, or with the effect, of changing or influencing the control of the issuer of the securities, and were not acquired, and are not held, by the undersigned in connection with, or as a participant in, any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.


Dated: February 4, 2008

                                    BTR ASSET MANAGEMENT LIMITED

                                    By:   /s/ Gilbert A. Ward
                                          Name: Gilbert A. Ward
                                          Title: Director


                                    GUIDANCE HOLDINGS INC.

                                    By:   /s/Boris Stein
                                          Name: Boris Stein
                                          Title: Director



                                    THE GUIDANCE TRUST


                                    By:   /s/Boris Stein
                                          Name: Boris Stein
                                          Title: Trustee

                                          /s/Gilbert A. Ward
                                          Name:  Gilbert A. Ward
                                          Capacity: Trustee

                                          /s/Aseneth Pinder
                                          Name:  Aseneth Pinder
                                          Capacity: Trustee



                                          /s/Boris Stein
                                          Name: Boris Stein
                                          Title: Individually

                                          /s/Gilbert A. Ward
                                          Name:  Gilbert A. Ward
                                          Capacity: Individually

                                          /s/Aseneth Pinder
                                          Name:  Aseneth Pinder
                                          Capacity: Individually

                                   EXHIBIT I
                             JOINT FILING AGREEMENT

BTR Asset Management Limited, a corporation existing under the laws of the Cayman Islands, Guidance Holdings Inc., a corporation existing under the laws of the Bahamas, The Guidance Trust, a trust existing under the laws of the Bahamas, and Boris Stein, Gilbert A. Ward and Aseneth Pinder, each an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated: February 4, 2008


                                    BTR ASSET MANAGEMENT LIMITED

                                    By:   /s/Gilbert A. Ward
                                          Name: Gilbert A. Ward
                                          Title: Director


                                    GUIDANCE HOLDINGS INC.

                                    By:   /s/Boris Stein
                                          Name: Boris Stein
                                          Title: Director



                                    THE GUIDANCE TRUST

                                    By:   /s/Boris Stein
                                          Name: Boris Stein
                                          Title: Trustee

                                          /s/Gilbert A. Ward
                                          Name:  Gilbert A. Ward
                                          Capacity: Trustee

                                          /s/Aseneth Pinder
                                          Name:  Aseneth Pinder
                                          Capacity: Trustee



                                          /s/Boris Stein
                                          Name: Boris Stein
                                          Title: Individually

                                          /s/Gilbert A. Ward
                                          Name:  Gilbert A. Ward
                                          Capacity: Individually

                                          /s/Aseneth Pinder
                                          Name:  Aseneth Pinder
                                          Capacity: Individually